EXHIBIT 99.1

MariaDB plc Enters Into $26.5 Million Financing Agreement

MariaDB board of directors undergoes restructuring and welcomes two new directors

REDWOOD CITY, Calif. and DUBLIN – October 10, 2023 – MariaDB plc (NYSE: MRDB) announced entry into a $26.5 million senior secured promissory note with RP Ventures LLC to fund working capital and pay off MariaDB’s outstanding term loan. The senior secured promissory note expires on January 10, 2024.

MariaDB also announced the restructuring of its board of directors. The following directors have resigned effective October 10, 2023: Hal Berenson, Christine Russell, Alex Suh and Ted Wang. MariaDB has appointed Yakov “Jack” Zubarev and Michael Fanfant to its board of directors, joining existing directors Jurgen Ingels and Paul O’Brien. Mr. Ingels will serve as Chairman. Mr. Fanfant is the manager and sole member of RP Ventures LLC and a general partner of Runa Capital.

ABOUT MARIADB

MariaDB is a new generation cloud database company whose products are used by companies big and small, reaching more than a billion users through Linux distributions and have been downloaded over one billion times. Deployed in minutes and maintained with ease, leveraging cloud automation, MariaDB database products are engineered to support any workload, any cloud and any scale – all while saving up to 90% of proprietary database costs. Trusted by organizations such as Bandwidth, DigiCert, InfoArmor, Oppenheimer and Samsung, MariaDB’s software is the backbone of critical services that people rely on every day. For more information, please visit mariadb.com.

Forward-Looking Statements

Certain statements in this announcement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words indicating future events and actions, such as “will,” “intend,” “plan,” and “may,” and variations of such words, and similar expressions and future-looking language identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this periodic report include statements regarding the loan financing and use of its proceeds and changes to board composition, and related actions and events and the results therefrom, including those regarding the operations and trading of MariaDB plc (the “Company”). Forward-looking statements are not guarantees of future events and actions, which may vary materially from those expressed or implied in such statements. Differences may result from, among other things, actions taken by the Company or its management or board or third parties, including those beyond the Company’s control. Such differences and uncertainties and related risks include, but are not limited to, the possibility that we may not timely receive the full amount of the loan financing or pay off the term loan and that the New York Stock Exchange may take action, including delisting, due to, among other things, the Company’s failure to meet board, committee and other requirements of the exchange. The foregoing list of differences and risks and uncertainties is illustrative but by no means exhaustive. For more information on factors that may affect the loan financing and related events, please review “Risk Factors” and other information included in the Company’s filings and records filed with the United States Securities and Exchange Commission. These forward-looking statements reflect the Company’s expectations as of the date hereof. The Company undertakes no obligation to update the information provided herein.

Source: MariaDB

Contacts:

Investors:	Media:
ir@mariadb.com	pr@mariadb.com